Exhibit 99.1

TENNECO ELECTS JAMES S. METCALF TO COMPANY’S BOARD OF DIRECTORS

Lake Forest, IL, July 9, 2014 – Tenneco Inc. (NYSE: TEN) announced today that James S. Metcalf has been elected to the company’s board of directors, effective immediately. Metcalf is chairman, president and chief executive officer for USG Corporation, North America’s leading manufacturer and distributor of high-performance building solutions for construction, remodeling and industrial markets.

“We are pleased to add Jim Metcalf to Tenneco’s board of directors and look forward to his contributions,” said Gregg Sherrill, chairman and CEO, Tenneco. “Jim’s extensive manufacturing background will be an asset to our board and his focus on driving growth through innovation aligns well with Tenneco’s strategic growth initiatives.”

Metcalf was appointed to his current role as chairman, president and chief executive officer in 2011. He joined USG in 1980 and his long career with the company includes serving as president and chief operating officer; president, building systems; president and chief executive officer, L&W Supply; executive vice president and chief operating officer; senior vice president, sales and marketing, USG Interiors, Inc.; and a number of other marketing and management roles of increasing responsibility.

Metcalf serves on the board of directors for USG Corporation and is a member of the National Association of Manufacturers Executive Committee. He also serves as a policy advisory board member for the Joint Center for Housing Studies at Harvard University.

Tenneco is an $8 billion global manufacturing company with headquarters in Lake Forest, Illinois and approximately 26,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of clean air and ride performance products and systems for automotive and commercial vehicle original equipment markets and the aftermarket. Tenneco’s principal brand names are Monroe®, Walker®, XNOx™ and Clevite®Elastomer.

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Contacts:

Bill Dawson

Media Inquiries

847 482-5807

bdawson@tenneco.com

Linae Golla

Investor Inquiries

847 482-5162

lgolla@tenneco.com